Exhibit 3.3
CERTIFICATE OF AMENDMENT
OF
RESTATED ARTICLES OF INCORPORATION
OF
ZOLTEK COMPANIES, INC.
     Pursuant to the provisions of The General and Business Corporation Law of Missouri, the undersigned Corporation certifies the following:
1.	The name of the Corporation is Zoltek Companies, Inc.

The name under which the Corporation was originally organized was Zoltek Companies, Inc.

2.	An amendment to the Corporation’s Restated Articles of Incorporation was adopted by the shareholders on February 7, 1997.

3.	Article 4.1 is amended to read in its entirety as follows:
4.1	The corporation shall have authority to issue the following shares:

(1)	Fifty Million (50,000,000) shares shall be common stock having a par value of $.01 per share (“Common Stock”); and

(2)	One Million (1,000,000) shares shall be preferred stock having a par value of $.01 per share (“Preferred Stock”).
(a)	The Board of Directors, by adoption of an authorizing resolution, may cause Preferred Stock to be issued from time to time in one or more series.

(b)	The Board of Directors, by adoption of an authorizing resolution, may with regard to the shares of any series of Preferred Stock:.
(i)	Fix the distinctive serial designation of the shares;

(ii)	Fix the dividend rate, if any;

(iii)	Fix the date from which dividends on shares issued before the date for payment of the first dividend shall be cumulative, if any;

(iv)	Fix the redemption price and terms of redemption, if any;

(v)	Fix the amounts payable per share in the event of dissolution or liquidation of the Corporation, if any;

(vi)	Fix the terms and amounts of any sinking fund to be used for the purchase or redemption of shares, if any;

(vii)	Fix the terms and conditions under which the shares may be converted, if any;

(viii)	Provide whether such shares shall be non-voting, or shall have full or limited voting rights, and the rights, if any, of such shares to vote as a class on some or all matters on which such shares may be entitled to vote; and

(ix)	Fix such other preferences, qualifications, limitations, restrictions and special or relative rights not required by law.
4.	Of the 16,210,338 shares outstanding, 16,210,338 of such shares were entitled to vote on such amendment.

The number of outstanding shares of any class entitled to vote thereon as a class were as follows:

Class	Number of Outstanding Shares

Common Stock	16,210,338
5.	The number of shares voted for and against the amendment were as follows:

Class	No. Voted For	No. Voted Against	No. Abstaining

Common Stock	14,564,751	1,112,869	62,039
6.	If the amendment changed the number or par value of authorized shares having a par value, the amount in dollars of authorized shares having a par value as changed is: $500,000

If the amendment changed the number of authorized shares without par value, the authorized number of shares without par value as changed and the consideration proposed to be received for such increased authorized shares without par value as are to be presently issued are: Not applicable.

7.	If the amendment provides for an exchange, reclassification, or cancellation of issued shares, or a reduction of the number of authorized shares of any class below the number of issued shares of that class, the following is a statement of the manner in which such reduction shall be effected: Not applicable.
     IN WITNESS WHEREOF, the undersigned, Zsolt Rumy, as President of the Corporation, has executed this instrument on behalf of the Corporation and its Secretary .has affixed its corporate seal hereto and attested said seal on the 7th day of February, 1997.

ZOLTEK COMPANIES, INC.
By:	/s/ Zsolt Rumy
Zsolt Rumy, President

ATTEST:
/s/ Daniel D. Greenwell

Daniel D. Greenwell, Secretary

STATE OF MISSOURI	)
	)	SS.
COUNTY OF ST. LOUIS	)
     I, Jill A. Curry , a Notary Public, do hereby certify that on this 7th day of February, 1997, personally appeared before me Zsolt Rumy who, being by me first duly sworn, declared that he is the President of Zoltek Companies, Inc., that he signed the forgoing document as President of the corporation, and that the statements therein contained are true.

/s/ Jill A. Curry
Notary Public

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